As filed with the Securities and Exchange Commission on October 30, 2026

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Citizens Community Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-5120010
(State or other jurisdiction of incorporation or organization)	(IRS. Employer Identification No.)

2174 East Ridge Center Eau Claire, Wisconsin	54701
(Address of Principal Executive Offices)	(Zip Code)

CITIZENS COMMUNITY BANCORP, INC.

2026 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

JAMES S. BROUCEK

Chief Financial Officer, Principal Accounting Officer and Treasurer

Citizens Community Bancorp, Inc.

2174 East Ridge Center

Eau Claire, Wisconsin 54701

(Name and address of agent for service)

Copies to: BRETT D. ANDERSON, ESQ. Taft Stettinius & Hollister LLP 2200 IDS Center 80 South Eighth Street Minneapolis, Minnesota 55402 (612) 977-8400 (phone) (612) 977-8650 (fax)
(715) 836-9994
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the shares covered by this registration statement have been sold or deregistered:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including those sections incorporated by reference from our Definitive Proxy Statement on Schedule 14A filed on April 29, 2026;

•	Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2026 and June 30, 2026;

•

Current Reports on Form 8-K filed on January 26, 2026 (Item 8.01 only), April  16, 2026, April  27, 2026 (Item 8.01 only), June  17, 2026, July  27, 2026 (Item 8.01 only), July  31, 2026, September  2, 2026, October  26, 2026 (Item 8.01 only) and October 28, 2026; and

•	The description of our common stock contained in our Annual Report on Form 10-K (File No. 001-33003) filed on March 10, 2020, as the same may be amended from time to time.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 2-405.2 of the Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation or its stockholders for monetary damages except: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; or (2) to the extent that a judgment or other final adjudications adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Registrant’s charter contains such a provision, thereby eliminating the liability of its directors and officers to the maximum extent permitted by Maryland law.

Section 2-418 of the MGCL permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of a criminal proceeding, the director or officer had reason to believe that his or her conduct was unlawful. The MGCL provides that, where a director or officer is a defendant in a proceeding by or on behalf of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The MGCL also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or officer found liable to the corporation in a proceeding by or on behalf of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 2-418 of the MGCL provides that, unless limited by the charter of a Maryland corporation, a director or an officer who is successful on the merits or otherwise in defense of any proceeding by reason of service in that capacity must be indemnified against reasonable expenses. Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or an officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our articles of incorporation provide for indemnification of current and former directors and officers, whether serving us or at our request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law.

Our directors and officers are covered by directors’ and officers’ liability insurance under which they are insured against certain liabilities.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed on June 30, 2006 (File No. 333-135527)).

4.2	Articles of Amendment to the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (File No. 001-33003)).

4.3	Articles Supplementary with respect to the Series A Preferred Stock of Citizens Community Bancorp, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 21, 2018 (File No. 001-33003)).

4.4	Amended and Restated Bylaws of the Registrant dated January 23, 2023 (incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed on March 7, 2023 (File No. 001-33003)).

4.5	Description of Capital Stock (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on March 10, 2020 (File No. 001-33003)).

4.6	Citizens Community Bancorp, Inc. 2026 Omnibus Incentive Plan (incorporated by reference to Annex A to our Definitive Schedule 14A (Proxy Statement) filed April 29, 2026 (File No. 001-33003)).

5	Opinion of Venable LLP.

23.1	Consent of Venable LLP (included in Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm.

24	Powers of Attorney (included on Signatures page).

107	Filing Fee Table.

Item 9. Undertakings.

(a) Rule 415 Offering. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eau Claire, State of Wisconsin, on October 30, 2026.

CITIZENS COMMUNITY BANCORP, INC.

By	/s/ James S. Broucek
James S. Broucek
Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen M. Bianchi and James S. Broucek, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Stephen M. Bianchi Stephen M. Bianchi	President and Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	October 30, 2026

/s/ James S. Broucek James S. Broucek	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 30, 2026

/s/ Nicholas Amundsen Nicholas Amundsen	Director	October 30, 2026

/s/ Kristine M. Bourget Kristine M. Bourget	Director	October 30, 2026

Signature	Title	Date

/s/ Michael Conner Michael Conner	Director	October 30, 2026

/s/ Francis E. Felber Francis E. Felber	Director	October 30, 2026

/s/ James D. Moll James D. Moll	Director	October 30, 2026

/s/ Timothy L. Olson Timothy L. Olson	Director	October 30, 2026

/s/ Kathleen S. Skarvan Kathleen S. Skarvan	Director	October 30, 2026